Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of RBC Life Sciences, Inc. of our report dated March 3, 2006 relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of RBC Life Sciences, Inc. for the year ended December 31, 2005.

Lane Gorman Trubitt, L.L.P.

Dallas, Texas
December 22, 2006